EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of March 1, 2024 (this “Agreement”), is by and between Brian S. Lam (the “Executive”) and Safety Insurance Group, Inc., a Delaware corporation (the “Company”);

W I T N E S S E T H:

WHEREAS, the Company wishes to obtain the future services of the Executive for and on behalf of the Companies (as defined in Section 11);

WHEREAS, the Executive is willing upon the terms and conditions herein set forth, to provide services to the Companies hereunder; and

WHEREAS, the Company wishes to secure the Executive’s non-interference with the Companies’ business, upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment

Subject to Section 3, the Company employ Executive, and Executive shall serve the Company, in accordance with the terms of this Agreement, during the Term of Employment (as defined in Section 3(a)), as Vice President of the Company with such duties and responsibilities as are customarily assigned to an executive in such position and such other duties and responsibilities not inconsistent therewith as may from time to time reasonably be assigned to the Executive by the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company. The Executive also agrees to serve without additional compensation in such capacities (including, without limitation, as an officer or director) with Company affiliates as the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company may prescribe. Upon termination of the Executive’s employment with the Company, the Executive’s employment, board membership or other service relationship with any Company affiliate shall automatically terminate unless otherwise agreed to by the parties.

2.Extent of Employment

(a)During the Term of Employment, the Executive shall perform his or her obligations hereunder faithfully and to the best of his or her ability at the principal executive offices of the Company, under the direction of the Board of Directors and/or Chairman of the Board, President and Chief Executive Officer of the Company, and shall abide by the rules, customs and usages from time to time established by the Companies.

(b)During the Term of Employment, the Executive shall devote all of his or her business time, energy and skill as may be reasonably necessary for the performance of his or her duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity), consistent with past practices and norms in similar positions.

(c)Nothing contained herein shall require Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority (collectively, the “Regulations”). Executive shall act in good faith in accordance with all Regulations.

3.Term of Employment; Termination

(a)The “Term of Employment” shall commence on the date hereof and shall continue until December 31, 2024; provided, that, should the Executive’s employment by the Company be earlier terminated pursuant to Section 3(b) or by the Executive pursuant to Section 3(c), the Term of Employment shall end on the date of such earlier termination. The Company may extend the Term of Employment by an additional twelve months (“Additional Term”) pursuant to formal action by the Compensation Committee of the Board of Directors at least 90 days prior to the scheduled expiration date of the Term of Employment, unless the Executive notifies the Company of his or her decision to decline any additional term before at least 120 days prior to the scheduled expiration date of the Term of Employment.

(b)Subject to the payments contemplated by Sections 3(f) through 3(i), the Term of Employment may be terminated at any time by the Company:

(i)upon the death of Executive;

(ii)in the event that because of physical or mental disability Executive is unable to perform, and does not perform, in the view of the Company and as certified in writing by a competent medical physician, his or her duties hereunder for a continuous period of three consecutive months or any sixty working days out of any consecutive six month period;

(iii)for Cause (as defined in Section 3(d)) or Material Breach (as defined in Section 3(e));

(iv)upon the continuous poor or unacceptable performance of the Executive’s duties to the Companies (other than due to a physical or mental disability), which has remained uncured for a period of 90 days after delivery of notice by the Company to the Executive of such dissatisfaction with Executive’s performance, which notice shall describe in reasonable detail the areas of dissatisfaction; or

(v)for any other reason or no reason, it being understood that no reason is required.

Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Companies’ business, and that nothing contained herein or otherwise stated by or on behalf of any of the Companies modifies or amends the right of the Company to terminate Executive at any time, with or without Material Breach or Cause. Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor (i.e., Section 3 (b)(i)-(v)), subject to the requirements for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement, any reference to “termination,” as it relates to a termination of the Executive’s employment, shall refer to a termination of employment which constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”).

(c)Subject to the payments contemplated by Section 3(f) and 3(i), the Term of Employment may be terminated at any time by the Executive:

(i)upon the death of Executive;

(ii)as a result of a material reduction in Executive’s authority, perquisites, position or responsibilities (other than such a reduction in perquisites which affects all of the Company’s senior executives on a substantially equal or proportionate basis), the relocation of the Company’s primary place of business or the relocation of Executive by any of the Companies to another office more than 75 miles from Boston, Massachusetts, or the Company’s willful, material violation of its obligations under this Agreement, in each case, after 60 days’ prior written notice to the Company and its Board of Directors and the Company’s failure thereafter to cure such reduction or violation; or

(iii)as a result of the Company’s willful and material violation of this Agreement, the Amended and Restated 2018 Long-Term Incentive Plan (the “Incentive Plan”), or any agreement between Executive and any of the Companies pertaining to awards made pursuant to the Incentive Plan or the Executive Incentive Compensation Plan, in each case as such agreements or plans may be amended from time to time.

(d)For the purposes of this Section 3, “Cause” shall mean any of the following:

(i)Executive’s commission or conviction of any crime or criminal offense involving monies or other property or any felony;

(ii)Executive’s commission or conviction of fraud or embezzlement;

(iii)Executive’s material and knowing violation of any obligations imposed upon Executive, personally, as opposed to upon the Company, whether as a stockholder or otherwise, under this Agreement, the Incentive Plan or any other agreement between the Executive, on the one hand, and any of the Companies, on the other hand, the Amended and Restated Certificate of Incorporation, or the By-Laws of the Company, in each case as may be amended from time to time; provided, that the Executive has been given written notice describing any such violation in reasonable detail and fails to cure the violation within 90 days from such notice; or

(iv)Executive engages in egregious misconduct involving serious moral turpitude to the extent that Executive’s credibility and reputation no longer conform to the standard of the Company’s executives.

(e)For the purposes of this Section 3, “Material Breach” shall mean any of the following:

(i)Executive’s breach of any of his or her fiduciary duties to the Companies or their stockholders or making of a willful misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Companies;

(ii)Executive’s willful, continual and material neglect or failure to discharge his or her duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any of the Companies (other than arising solely due to physical or mental disability);

(iii)Executive’s habitual drunkenness or substance abuse which materially interferes with Executive’s ability to discharge his or her duties, responsibilities or obligations prescribed by this Agreement or any other agreement between the Executive and any of the Companies; and

(iv)Executive’s willful and material violation of any non-competition, non-disparagement, or confidentiality agreement with any of the Companies, including without limitation, those set forth in Sections 7, 8 and 9 of this Agreement, or any other agreements with any of the Companies;

in each case, for purposes of clauses (i) through (iv), after the Company or the Board of Directors of the Company has provided Executive with 60 days’ written notice describing such circumstances and the possibility of a Material Breach in reasonable detail, and Executive fails to cure such circumstances and Material Breach within those 60 days. No act or omission shall be deemed willful if done, or omitted to be done, in good faith by the Executive based upon a resolution duly adopted by the Company’s Board of Directors.

(f) In the event Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(v) or by Executive under the circumstances described in Section 3(c)(ii) or (iii),

(i)the Company shall pay or cause to be paid to the Executive, (A) within five business days after the date of termination, any earned but unpaid base salary and, subject to the provisions of Section 5, any expense reimbursement payments owed to the Executive, and (B) any earned but unpaid annual bonus payments relating to the prior year to be paid in accordance with the terms and conditions of the Safety Insurance Group, Inc. Annual Performance Incentive Plan, or any successor plan thereto (collectively, the “Accrued Obligations”);

(ii)the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to the annual base salary (in effect immediately prior to the date of termination) the Executive would have received (a) over the remaining Term of Employment or (b) in the event that Executive receives notification that the Term of Employment is extended by an Additional Term, the annual base salary Executive would have received through the end of the Additional Term. “Severance Period” shall mean the period from the date of termination through the remaining current Term of Employment, or, in the event that Executive receives notification of an Additional Term, the period from the date of termination to the end of the Additional Term; and

(iii)subject to the provisions of Section 5, during the Severance Period, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. Nothing in this Section 3(f)(iii) will extend the COBRA continuation coverage period.

(g)In the event the Executive’s employment is terminated within three years after a Change of Control (provided the Term of Employment has not already expired) under any circumstances described in Section 3(b)(v) or by Executive under the circumstances described in Section 3(c)(ii) or (iii),

(i)the Company shall pay or cause to be paid to the Executive any Accrued Obligations in accordance with Section 3(f)(i);

(ii)the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to two (2) times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of termination and (B) the most recent annual bonus paid to the Executive prior to the Change in Control; and

(iii)subject to the provisions of Section 5, for a two (2) year period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. Nothing in this Section 3(g)(iii) will extend the COBRA continuation coverage period.

(h)In the event Executive’s employment is terminated by the Company under the circumstances described in Section 3(b)(iv),

(i)the Company shall pay or cause to be paid to the Executive any Accrued Obligations in accordance with Section 3(f)(i);

(ii)the Company shall pay or cause to be paid to the Executive, within thirty business days after the date of termination, a lump-sum payment equal to three (3) months base salary, based on the Executive’s base salary in effect immediately prior to the date of termination; and

(iii)subject to the provisions of Section 5, for a three (3) month period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. Nothing in this Section 3(h)(iii) will extend the COBRA continuation coverage period.

(i)In the event Executive’s employment is terminated by the Company under the circumstances described in Section 3(b)(i) or (ii) or by the Executive under Section 3(c)(i),

(i)the Company will pay or cause to be paid to the Executive (or the Executive’s estate or representative, as the case may be) any Accrued Obligations in accordance with Section 3(f)(i);

(ii)the Company will pay or cause to be paid to the Executive (or the Executive’s estate or representative, as the case may be), within thirty business days after the date of termination, a lump-sum payment equal to 100% of the Executive’s annual base salary in effect immediately prior to the date of termination; and

(iii)subject to the provisions of Section 5, for a one (1) year period after the date of termination, the Company will provide or cause to be provided to the Executive (and any covered dependents), with life and health insurance benefits (but not disability insurance benefits) substantially similar to those the Executive and any covered dependents were receiving immediately prior to the date of termination and at the same dollar cost to the Executive as in effect immediately prior to the termination of employment. Nothing in this Section 3(i)(iii) will extend the COBRA continuation coverage period.

(j)In the event Executive’s employment is terminated by the Company under any circumstances described in Section 3(b)(iii) or by Executive as a result of resignation or voluntary termination due to any circumstance other than the material reductions, relocation or violations described in Section 3(c)(ii) above, there will be no amounts owed to the Executive under Section 4 or any other part of this Agreement, from and after the effectiveness of termination.

(k)The payments and benefits required by Section 3(f), 3(g), 3(h) or 3(i), as applicable, constitute severance and liquidated damages, and, except for payments that may be required pursuant to Section 10, the Company will be obligated to pay or cause to be paid any further amounts to Executive under this Agreement or otherwise be liable to Executive in connection with any termination.

(l)All determinations pursuant to this Section 3 shall be made by the Company’s Board of Directors (not including Executive) in good faith.

(m)Termination of the Term of Employment will not terminate Sections 7 through 10 and 12 through 23, or any other provisions not associated specifically with the Term of Employment.

(n)In the event the Term of Employment is terminated and the Company is obligated to make or cause to be made payments pursuant to Section 3(f), the Executive will use his or her reasonable efforts to seek and obtain alternative employment; provided, however, that the Executive shall not be required to accept a position or positions of a substantially different character than the position(s) held by him or her under this Agreement; and provided further, if the Executive shall become physically or mentally disabled, he or she will not be under such duty. Moreover, in the event that after the Restricted Period pursuant to Section 8(a), Executive is employed by or engaged in a Competitive Business as contemplated by Section 8(a)(i), then the payments under Section 3(f) will thereupon cease.

(o)Notwithstanding any provision herein to the contrary, as a condition to payment of any amounts or provision of any benefits pursuant to Sections 3(f) through 3(i) or 10 of this Agreement (other than due to the Executive’s death), the Executive shall be required to have executed a complete release of the Companies and related parties in such form as is reasonably required by the Company. Subject to Section 3(p), all payments and benefits under this Section 3 shall be paid or commenced on the sixtieth (60th) day following the date of termination of the Executive’s employment, provided that the release described in the preceding sentence becomes irrevocable prior to such sixtieth (60th) day.

(p)Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A at the time of a termination, any portion of the payments under this Section 3 due hereunder during the first six months following the date of the Executive’s termination, to extent that such payments constitute “deferred compensation” under Section 409A, shall not be paid during such six-month period and instead shall be paid on the first business day following the expiration of such six-month period. The remaining portion of the payments due hereunder shall be paid as provided in the applicable provisions of this Section 3.

4.Compensation

The Company shall pay or cause to be paid to Executive the following compensation:

(a)During the Term of Employment, the Company shall pay or cause to be paid to Executive as base compensation for his or her services hereunder, in monthly installments, a base salary at a rate of $235,000 per annum, as increased on an annual basis to reflect the increase in the United States Cost of Living Index for

All Urban Consumer (CPI-U) for the Boston, Massachusetts area (the “CPI-U Index”).  The CPI-U Index shall provide the basis for calculations of such increases. Notwithstanding the minimum increase set forth above, the Board of Directors of the Company or a committee thereof may establish a higher compensation level.

(b)During the Term of Employment, the Company shall pay or cause to be paid to Executive an annual bonus based on Executive’s performance, as determined and approved by the Board of Directors of the Company or a committee thereof under the Safety Insurance Group, Inc. Annual Performance Incentive Plan, or any successor thereto. Such bonus will be at the full discretion of the Board of Directors of the Company or a committee thereof, and may not be paid at all. Executive acknowledges that no bonus has been agreed upon or promised.

5.Reimbursement of Expenses

During the Term of Employment, the Company shall reimburse or cause Executive to be reimbursed for documented travel, entertainment and other expenses reasonably incurred by Executive in connection with the performance of his or her duties hereunder and, in each case, in accordance with applicable rules, customs and usages promulgated by the Companies from time to time in effect. All reimbursements and in-kind benefits provided under this Agreement, shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during a specified period, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in this Agreement), and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.Benefits

During the Term of Employment, the Executive shall be entitled to perquisites, paid vacations and benefits (including health, short and long term disability, pension and life insurance benefits consistent with past practice, or as increased from time to time) established from time to time, by the Board of Directors of the Company for executives of the Companies, subject to the policies and procedures in effect regarding participation in such benefits.

7.Confidential Information

During and after the Term of Employment, Executive will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for the Executive’s own benefit or for the benefit of anyone other than the Companies, any Confidential Information, whether prepared by Executive or not; provided, however, that any Confidential Information may be disclosed to officers, representatives, employees and agents of the Companies who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the Business (as defined in Section 11). Executive shall use his or her best efforts to prevent the removal of any Confidential Information from the premises of the Companies, except as required in his or her normal course of employment by the Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him or her hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, the Executive shall provide the Companies with prompt notice of such requirement, prior to making any disclosure, so that the Companies may seek an appropriate protective order. At the request of the Companies, Executive agrees to deliver to the Companies, at any time during the Term of Employment, or thereafter, all Confidential Information which he or she may possess or control.  Executive agrees that all Confidential Information of the Companies (whether now or hereafter existing) conceived, discovered or made by him or her during the Term of Employment exclusively belongs to the Companies (and not to Executive). Executive will promptly disclose such Confidential Information to the Companies and perform all actions reasonably requested by the Companies to establish and confirm such exclusive ownership.

8.Non-Interference

(a)Executive acknowledges that the services to be provided give him or her the opportunity to have special knowledge of the Companies and their Confidential Information and the capabilities of individuals employed by or affiliated with the Companies and that interference in these relationships would cause irreparable injury to the Companies. In consideration of this Agreement, Executive covenants and agrees that:

(i)During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by Executive or period which is required for litigation to enforce the rights hereunder), Executive will not, without the express written approval of the Board of Directors of the Company, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, lessor, supplier, customer, agent, representative or other participant, in any business which competes, directly or indirectly, with the Business in the Market (“Competitive Business”) without regard to (A) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Market, (B) whether any of the activities of the Executive referred to above occur or are performed within or without the Market or (C) whether the Executive resides, or reports to an office, within or without the Market; provided, however, that (x) the Executive may, anywhere in the Market, directly or indirectly, in one or a series of transactions, own, invest or acquire an interest in up to five percent (5%) of the capital stock of a corporation whose capital stock is traded publicly, or that (y) Executive may accept employment with a successor company to the Company.

(ii)During the Restricted Period (which shall not be reduced by any period of violation of this Agreement by Executive or period which is required for litigation to enforce the rights hereunder), Executive will not without the express prior written approval of the Board of Directors of the Company (A) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Companies or had a business relationship with the Companies within the 24 month period preceding the date of the incident in question, to discontinue, reduce or modify such employment, agency or business relationship with the Companies, or (B) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then (or was at any time within 24 months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed or retained by the Companies.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from providing a letter of recommendation to an employee with respect to a future employment opportunity.

(iii)The scope and term of this Section 8 would not preclude Executive from earning a living with an entity that is not a Competitive Business.

(b)In the event that Executive breaches his or her obligations in any material respect under Section 7, this Section 8 or Section 9, the Company, in addition to pursuing all available remedies under this Agreement, at law or otherwise, and without limiting its right to pursue the same shall cease or cause to be ceased all payments to the Executive under this Agreement or any other agreement.

9.Non-Disparagement

During and after the Term of Employment, the Executive agrees that he or she shall not make any false, defamatory or disparaging statements about the Companies or the officers or directors of the Companies. During and after the Term of Employment, the Company agrees, on behalf of the Companies that neither the officers nor the directors of the Companies shall make any false, defamatory or disparaging statements about the Executive.

10.Code Section 280G Cutback

(a)If any payments or benefits paid or provided or to be paid or provided to the Executive or for his or her benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company or the termination thereof (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Payments shall be reduced to the extent necessary to prevent any portion of the Payments from becoming nondeductible by the Company under Section 280G of the Code or subject to the Excise Tax, but only if, by reason of that reduction, the net after-tax benefit received by the Executive exceeds the net after-tax benefit the Executive would receive if no reduction was made. For this purpose, “net after-tax benefit” means (i) the total of all Payments that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state, and local income taxes payable with respect to the Payments calculated at the maximum marginal income tax rate for each year in which the Payments shall be paid to the Executive (based on the rate in effect for that year as set forth in the Code as in effect at the time of the first payment of the Payments), less (iii) the amount of the Excise Tax imposed on the Payments described in clause (i) above. If a reduction in Payments is necessary under this Section 10(a), the reduction shall be made in a manner set forth in (b).

(b)Any reduction of the Payments required under Section 10(a) shall be made in the following order: (i) first, any cash amounts payable to the Executive as a severance benefit as provided in Section 3(f)(ii), (g)(ii), (h)(ii), or (i)(ii) or otherwise; (ii) second, any amounts payable on behalf of the Executive for continued health insurance coverage under Section 3(f)(iii), g(iii), h(iii), or i(iii) or otherwise; (iii) third, any other cash amounts payable to or on behalf of the Executive under the terms of this Agreement or otherwise; (iv) fourth, any outstanding performance-based equity grants; and (v) finally, any time-vesting equity grants; in each case, the Payments shall be reduced beginning with Payments that would be made last in time.

(c)All determinations required to be made under this Section 10 shall be made by the public accounting firm that is retained by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The determination by the Accounting Firm shall be binding upon the Company and Executive.

11.Definitions

Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:

“Business” means any business conducted, or engaged in, by the Companies prior to the date hereof or at any time during the Term of Employment.

“Cause” is defined in Section 3(c).

“Change of Control” means any of the following: (i) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of Company Common Stock immediately prior to such closing are not the holders, directly or indirectly, of a majority of the ordinary voting securities of the surviving person in such transaction immediately after such closing, (ii) the closing of any sale or transfer by the Company of all or substantially all of its assets to an acquiring person in which the holders of Company Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person immediately after such closings, or (iii) the closing of any sale by the holders of Company Common Stock of an amount of Company Common Stock that equals or exceeds a majority of the shares of Company Common Stock immediately prior to such closing to a person in which the holders of the Company Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of such person immediately after such closing.

“Companies” means the Company and its successors or any of its direct or indirect parents or direct or indirect subsidiaries, now or hereafter existing.

“Company” is defined in the introduction.

“Competitive Business” is defined in Section 8(a)(i).

“Confidential Information” means any confidential information including, without limitation, any study, data, calculations, software storage media or other compilation of information, patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how”, trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any scientific or technical information, ideas, discoveries, designs, computer programs (including source of object codes), processes, procedures, formulas, improvements or other proprietary or intellectual property of the Companies, whether or not in written or tangible form, and whether or not registered, and including all files, records, manuals, books, catalogues, memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by the Executive not permissible hereunder.

“Executive” means Brian S. Lam or his estate, if deceased.

“Market” means any state in the United States of America and each similar jurisdiction in any other country in which the Business was conducted by or engaged in by the Companies prior to the date hereof or is conducted or engaged in, or in which the Companies are seeking authorization to conduct Business at any time during the Term of Employment.

“Regulations” is defined in Section 2(c).

“Restricted Period” means the date commencing on the date of this Agreement and ending on the later of (x) the date of termination of the Term of Employment or (y) the end of the applicable severance period provided under Section 3(f); provided, however, that the “Restricted Period” may be extended, in the sole discretion of the Company, for an additional period of up to twenty-four (24) months if the Company continues to pay or to cause to be paid to the Executive (i) the full amounts to which he or she would be entitled as base compensation under Section 4(a) and (ii) customary benefits, in each case during such extended period.

“Term of Employment” is defined in Section 3(a).

12.Notice

Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

If to Executive:	Brian S. Lam
c/o Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110

If to Company:	Safety Insurance Group, Inc.
20 Custom House Street
Boston, Massachusetts 02110
Attention: George M. Murphy

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

13.Executive’s Representation

Executive hereby warrants and represents to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of Executive’s prior employment which would be breached or violated by Executive’s execution of this Agreement or by Executive’s performance of his or her duties hereunder.

14.Other Matters

(a)Executive agrees and acknowledges that the obligations owed to Executive under this Agreement are solely the obligations of the Company, and that none of the Companies’ stockholders, directors, officers, affiliates, representatives, agents or lenders will have any obligations or liabilities in respect of this Agreement and the subject matter hereof.

(b)Notwithstanding anything contained herein to the contrary, the Companies may withhold from any amounts payable under, or benefits provided pursuant to, this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations.

(c)In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

15.Validity

If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

16.Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If any court determines that any provision of Section 8 or any other provision hereof is unenforceable and therefore acts to reduce the scope or duration of such provision, the provision in its reduced form shall then be enforceable.

17.Waiver of Breach; Specific Performance

The waiver by the Company or Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Sections 7, 8 and 9 of this Agreement and that any party (and third party beneficiaries) may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions in order to enforce or prevent any violations of the provisions of this Agreement. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action. If the Executive prevails, the Company will reimburse the Executive’s legal fees no later than 60 days after the end of the taxable year following the year in which the Executive incurs such the costs and expenses.

18.Assignment; Third Parties

Neither the Executive nor the Company may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or her or its respective rights or obligations hereunder, without the prior written consent of the other. The parties agree and acknowledge that each of the Companies and the stockholders and investors therein are intended to be third party beneficiaries of, and have rights and interests in respect of, Executive’s agreements set forth in Sections 7, 8 and 9.

19.Amendment; Entire Agreement

This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This

Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including, without limitation, the Prior Employment Agreement and that certain Employment Agreement, between Executive and Safety Insurance Company.

20. Litigation

THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF MASSACHUSETTS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. EXECUTIVE AND THE COMPANY AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT SHALL BE COMMENCED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS LOCATED IN BOSTON, MASSACHUSETTS OR THE UNITED STATES DISTRICT COURTS IN BOSTON, MASSACHUSETTS. EXECUTIVE AND THE COMPANY CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION 20 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER JURISDICTION.

21.Further Action

Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.

22.Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.Section 409A

To the extent applicable, it is intended that this Plan comply with, and should be interpreted consistent with, the requirements of Section 409A.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

EXECUTIVE:

/s/ BRIAN S. LAM

Name:	Brian S. Lam

SAFETY INSURANCE GROUP, INC.:

/s/ GEORGE M. MURPHY
Name:	George M. Murphy
Title:	President, CEO and Director